UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 8)*

ACCENTURE LTD
(Name of Issuer)

Class X common shares, par value $0.0000225 per share
(Title of Class of Securities)

N/A
(CUSIP Number)

Douglas G. Scrivner
1661 Page Mill Road
Palo Alto, California 94304
(650) 213-2000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 20, 2004
(Date of Event which Requires Filing of this Statement)

If a filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ _ ].

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Each of the persons identified on Appendix A.

--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                    (a) [ ]
                                                                    (b) [X]

--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
   4      SOURCE OF FUNDS:

          OO (Applies to each person listed on Appendix A)

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   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                  [ ]

          (Applies to each person listed on Appendix A)
--------- ---------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          As indicated on Appendix A.
-------------------------------------------------------------------------------

                       7     SOLE VOTING POWER (See Item 6)

                                No reporting person, other than Stichting
                                Naritaweg I and Stichting Naritaweg II,
  NUMBER OF                     beneficially owns more than 0.50% of the
   SHARES                       outstanding Class X Common Shares
BENEFICIALLY
 OWNED BY                       Stichting Naritaweg I beneficially owns 21,114,881
   EACH                         Class X Common Shares
 REPORTING
  PERSON                        Stichting Naritaweg II beneficially owns 24,312,531
   WITH                         Class X Common Shares

                                -------- ---------------------------------------------------
                       8        SHARED VOTING POWER (See Item 6)

                                   0

                                    -------- ---------------------------------------------------
                       9        SOLE DISPOSITIVE POWER (See Item 6)

                                No reporting person, other than Stichting
                                Naritaweg I and Stichting Naritaweg II,
                                beneficially owns more than 0.50% of the
                                outstanding Class X Common Shares

                                Stichting Naritaweg I beneficially owns 21,114,881
                                Class X Common Shares

                                Stichting Naritaweg II beneficially owns 24,312,531
                                Class X Common Shares
                                -------- ---------------------------------------------------
                       10       SHARED DISPOSITIVE POWER (See Item 6)
                                   0

-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            No reporting person, other than Stichting Naritaweg I and
            Stichting Naritaweg II, beneficially owns more than 0.50% of the outstanding Class X Common Shares

            Stichting Naritaweg I beneficially owns 21,114,881
            Class X Common Shares

            Stichting Naritaweg II beneficially owns 24,312,531
            Class X Common Shares

--------- ---------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES                                           [  ]

--------- ---------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            No reporting person, other than Stichting Naritaweg I and
            Stichting Naritaweg II, beneficially owns more than 0.50% of the outstanding Class X Common Shares

            Stichting Naritaweg I beneficially owns 5.84% of the outstanding
            Class X Common Shares

            Stichting Naritaweg II beneficially owns 6.72% of the outstanding
            Class X Common Shares
--------- ---------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

             OO  as to the persons listed on Appendix A under the caption
            "Stichtings"; IN as to all other persons listed on Appendix A
--------- ---------------------------------------------------------------------

Appendix A

         Item 1                                   Item 6
Names of Reporting Persons                     Citizenship

R John Aalbregtse                            United States
David A Abberton                             Australia
Omar Abbosh                                  United Kingdom
Oday Abbosh                                  United Kingdom
George Abigail                               United States
Carmela A Abiuso                             United States
David J Abood                                United States
Fernando Acevedo Frias                       Spain
Alton L Adams                                United States
Michelle R Adelman                           United States
Kedrick D Adkins                             United States
Greg S Adler                                 United States
Paula Adriao                                 Portugal
Kees C Aerts                                 The Netherlands
Francisco Jos Aguado                         Spain
Scott K Ahlstrom                             United States
Shahid Ahmed                                 United States
Darrin E Ahrens                              United States
Toshihiko Aizawa                             Japan
Kennet W Ake                                 United States
Ayad Al-Ani                                  Germany
Tamara D Alairys                             United States
Sebastiao C G Albuquerque                    Portugal
Jose Jorge Alcobia                           Portugal
Alejandro C Alcoverro                        Argentina
Stephen Martin Alessi                        United States
Michael A Alfieri                            United States
W Christopher Alger                          United States
Angelo Aliquo                                Italy
Mark J Allaby                                United Kingdom; Australia
Brian David Allatt                           United Kingdom
Christopher J Allen                          United States
Claire Louise Allen                          Australia
Vincenzo Aloisio                             Italy
Matias Alonso                                Spain
Samuel F Altiero                             United States
Raul Eugenio Alvarado                        United States
Teresa Alvarez                               Spain
Roberto Alvarez                              Argentina
Teresa Alvarez                               Spain
Esteban Amengual                             Spain
Javier Amezola                               Spain
Brett B Anderson                             United States
Eric A Anderson                              United States
Grant Andes                                  United States
Steve Wayne Andre                            United States
Jonathan S Andrews                           United Kingdom
Greg Andrews                                 United States
David M Andrews                              United States
Mario A Angelastro                           Argentina
Benjamin Aparicio                            Spain
Claudio Arcudi                               Italy
Thomas E Arenberg                            United States
Enrique Arias                                Spain
Jose Luis Arias Gallo                        Spain
Masud M Arjmand                              United States
Sheela P Arkeri                              Australia
Margaret Elizabeth Arky                      United States
William John Armstrong                       Canada
James Herbert Arnott                         South Africa
Sandeep K Arora                              India
Luigi Arrighini                              Italy
Elisabeth A Astall                           United Kingdom
James A Astorian                             United States
Eduardo Atihe                                Brazil
Christopher G Atkins                         Australia
Christopher H Atkinson                       United Kingdom
John D Atkinson                              United States
Olivier Aubert                               France
Herve Auchere                                France
John Audia                                   Canada
David Carl Auer                              United States
Kenneth Auman                                United States
Samuel A Awad                                United States
Katarina Axelsson                            Sweden
Alberto Ayuso                                Spain
Jack Elison Azagury                          United Kingdom
Ansano Baccelli Jr                           Brazil
Chris J Bacic                                United States
Luigi Badaloni                               Italy
Thomas P Baecker                             Germany
Vinod Bagal                                  United States
Andreas Baier                                Germany
James E Bailey                               United States
Elizabeth  Dodelin Bailey                    United States
Marylou Y Bailey                             United States
Ann Frances Baker                            United Kingdom
Christopher M Baker                          United States
George Clayton Baker                         United States
Ellen M Balaguer                             United States
Kenneth Wayne Baldwin                        United States
Charles Ball                                 Peru; France
Jordi Ballesteros                            Spain
John J Ballow                                United States
Muneatsu Ban                                 Japan
Kevin Bandy                                  United States
Jerome Barancourt                            France
Ana Baranda                                  Spain
Philippe Baratte                             France
Michelangelo Barbera                         Italy
Christopher E Barbour                        Australia
Silvio L Barboza                             Brazil
Juan Barcena                                 Spain
Jose A Barco                                 Spain
Alberto Bardaji Pascual                      Spain
Thomas Barden                                United States
Maurizio Barini                              Italy
Stephen A Barlock                            United States
Roderick E Barnard                           Australia
Alan H Barnes                                United States
Nigel Barnes                                 United Kingdom
C Keith Barringer                            United States
Thomas Brendan Barry                         United Kingdom
Pedro Barsanti Vigo                          Spain
Rachael M J Bartels                          United Kingdom
Troy B Barton                                United States
Michael P Barton                             United States
Giuseppe Barzaghi                            Italy
Joaquin F Bas Monerris                       Spain
Christy G Bass                               United States
Martha J Batista                             United States
Kathy L Battistoni                           United States
Alex Bauer                                   France
Nathan E Beadle                              United States
Sally Bean                                   South Africa; Italy
Mark Beaton                                  United Kingdom
Arjun Bedi                                   United States
Jeffrey I Beg                                United States
John T Bell                                  United Kingdom; South Africa
Phillip J Bell                               United States
Thomas Rowe Bell Jr                          United States
Royce Michael James Bell                     United Kingdom
Philippe Bellamit                            France
Peter C Bellas                               United States
Jacob Benadiba Wahnich                       Spain
Fabio Benasso                                Italy
Giovanni Benedetto                           Italy
Bjorn Erik Bengtsson                         Sweden
Jorge L Benitez                              United States
Florentino Benito                            Spain
Michael J Benore                             United States
Karim A Benrais                              France
La Cinda S Benson                            United States
Daniel Mark Benton                           United Kingdom
Oliver J Benzecry                            United Kingdom
Michael M Berens                             United States
Ernst-Jan Bergman                            The Netherlands
Franz Bergmueller                            Germany
Jose Bermudez Marcos                         Spain
Giancarlo N Berry                            Brazil
Randall E Berry                              United States
Bruno Berthon                                France
Robert M Berton                              United States
Adrian Michael Bertschinger                  South Africa
Marc F Bervoets                              Belgium
Jonathan F Besse                             United States
Richard G Bhanap                             United Kingdom
Uday Bhansali                                India
Stephanie B Bichet                           United States
David L Bieber                               United States
Andreas L Bienert                            Germany
Pius Bienz                                   Switzerland
Holger Bill                                  Germany
Nicholas Billington                          United Kingdom
Gilles Biscay                                France
Peter Nigel Blackadder                       United Kingdom
Alastair Murray Blair                        Ireland
Robert V Blakey                              United States
Andrew J Blanchard                           United States
Manuel Alfredo Blanco Barrios                Spain
Jose Bleda                                   Spain
Leo Blennerhassett                           Ireland
Andrew David Bloch                           United States
Lucy Bloem-Dunster                           United Kingdom
David L Blumberg                             United States
David D Boath                                United Kingdom
Pieter W Boelens                             The Netherlands
James George Bogues                          United Kingdom
James George Bogues                          Ireland
Lars A Bohm                                  Sweden
Jean Pierre Bokobza                          France
Fernando Jimenez Boldrini                    Brazil
Martin Fuhr Bolstad                          Norway
Jamie M Bolton                               Australia
James Richard Bolton Jr                      United States
Fabio Bonfanti                               Italy
Valentijn Bonger                             The Netherlands
Saulo L Bonizzato                            Brazil
Eugenio Bonomi                               Italy
H Keith Boone                                United States
Cody Boren                                   United States
Danilo Boretto                               Italy
Lars Borjesson                               Sweden
Pierre Bosche                                France
Franck Boubon                                France
Philippe Boueilh                             France
Paul A Boulanger                             United States
Michael E Boushka                            United States
Michael A Bova                               United States
James T Bowler                               United States
Michael L Bowman                             United States
Mark Andrew Boyle                            Australia
Michael D Bozarth                            United States
Lucio Bozzoli-Parasacchi                     Italy
Brendan Walsh Bradley                        United States
Cathy L Bradley                              United States
Nigel P Brady                                United Kingdom
Karen M Braeckmans                           Belgium
Harry H Brakeley III                         United States
Paolo Branchi                                Italy
Erin M Brannan                               United States
Catriona M Brash                             Australia
Donald M Bray                                United States
Simon P Bray                                 Australia
W Terence Breen                              United States
Nina L Breen                                 United States
Richard Timothy Simmons Breene               United Kingdom
Jan  Willem Bremen van den                   The Netherlands
James C Bremhorst                            United States
Scott R Brennan                              United States
Susann F Bresnahan                           United States
Frank D Brienzi                              United States
Jerry H Briggs                               United States
Santiago Jesus del Brio Gonzalez             Spain
Marco P Brocken                              The Netherlands
Chris Brocklesby                             United Kingdom
Rachel R Brody                               United States
James Bentley Broms                          United States
Maureen L Brosnan                            United States
Ad-Jan Brouwer                               The Netherlands
Richard L Brower                             United States
Fred W Brown                                 United States
Stephen T Brown                              United States
Charles Patrick Brown                        United States
Thomas C Brown                               United States
Michael  Speros Brown                        United States
Dave Brown                                   United Kingdom
Edward Lambert Browne                        United Kingdom
Chris Broyden                                United Kingdom
Michael Brueckner                            Germany
Antoine Brugidou                             France
Mark J Bruni                                 United States
Giovanni Paolo Bruno                         Italy
Mark G Bryant                                United Kingdom
Thomas E Brydon                              United States
Norbert Buening                              Germany
Vincent E Bugge                              United States
Christian Bulletti                           Italy
Philip William Bulley                        United Kingdom
Paul A Burgess                               United Kingdom
Raul Burgos Gonzalez                         Spain
Thomas M Burke                               United States
Ann V Burns                                  United Kingdom
Brian S Burns                                United States
Steven Robert Burns                          United States
Niul A Burton                                United Kingdom
Khan Busby                                   United Kingdom
Thomas L Butcher                             United States
Clive J Butkow                               South Africa
Werner Buttiens                              Belgium
Vidya S Byanna                               United States
Patrick Michael Byrne                        United States
Jean Cabanes                                 France
Brad P Cable                                 Australia
Carlos Cadarso Marques                       Spain
Douglas H Calby                              United States
Philip Michael Calcutt                       United States
Peter C Callaway                             Australia
Serge E Callet                               France
Robert M Calloway                            United States
Robert C Calvert                             United States
Paul D Calvin                                United States
Todd Stanley Cameron                         United States
Roberto Campagnola                           Italy
Nicholas Y Campbell                          United States
Lisa L Campbell                              United States
Deborah Campbell                             United Kingdom
Juan Camprubi                                Spain
James Edward Canning                         Canada
Giorgio Canocchi                             Italy
Jose Manuel Cantarero                        Spain
Paul Lonan Cantwell                          Ireland
Paul Lonan Cantwell                          United Kingdom
Eugenio Capasso                              Italy
Lisa L Caplan                                United States
Paolo Capone                                 Italy
Alessandro Cappelli                          Italy
Vito Caradonio                               Italy
Darrin J Caramonta                           United States
Kevin  Wade Carley                           United States
Armelle Carminati-Rabasse                    France
Kevin Carnahan                               United States
Filippo Caroselli                            Italy
Marco Carrara                                Italy
Chris Carrigan                               United Kingdom
Eduardo Carrizo                              Argentina
Greg John Carroll                            Australia
Visda M Carson                               United States
Francisco M Carton                           Spain
Paul Cartwright                              United Kingdom
David Cartwright                             United Kingdom
Francisco Carvajal                           Spain
Jose Manuel Casado Gonzalez                  Spain
Jaime Casanovas                              Spain
Victor Casas                                 Spain
Gianfranco Casati                            Italy
Massimo Casiraghi                            Italy
Marco Cassinadri                             Italy
Jorge Carlos Castilla Ortuno                 Mexico
Robert J Castle                              United States
Juan Manuel Castro                           Spain
Jerel  Lawrence Causey                       United States
Johnny J Cavaliero                           United States
Daniel L Cavenaugh                           United States
John Celi                                    United States
Stefania Celsi                               Italy
Luis Ceniga                                  Spain
Ricardo M Cerdan                             Argentina
Paolo Cerza                                  Italy
Luca Fortunato Cesari                        Italy
Cherine Mohsen Chalaby                       United Kingdom
Martin Chalifoux                             Canada
Foo Tuck Chan                                Malaysia
Richard A Chang                              United States
Philippe Chaniot                             France
Ravi Chanmugam                               United States
Lloyd W Chapin                               United States
Eric Chapman                                 United States
Philippe C Chauffard                         France; Switzerland
Manuel Chaure Bueno                          Spain
Jose Marcos Chaves                           Brazil
Lai Yong Chee                                Singapore
Peter Ayrton Cheese                          United Kingdom
David M Chen                                 United States
Joseph D Chenelle                            United States
Gregory P Chestnut                           United States
Robert Chew                                  Singapore
Irving  Chee Wei Chew                        Singapore
Youngcho Chi                                 South Korea
Yoshio Chikayasu                             Japan
Richard A Childs                             United Kingdom
Bianca  Moniz Chinelli                       Brazil
Yew Chye Ching                               Malaysia
Ricardo Chisman                              Brazil
Paul C Chiu                                  United States
Bum-Coo Cho                                  South Korea
Chuan Neo Chong                              Malaysia
Tuck Oon Choong                              Malaysia
Tong Ful Chow                                Malaysia
Manoj Chowla                                 United States
Serge E Christin                             France
Alex Christou                                United Kingdom
Timothy  Eric Chron                          United States
Michael H Chung                              United States
Stefano Cianchi                              Italy
Alberto Ciriello                             Italy
Roberto Citton                               Italy
Gianmarco Cividini                           Italy
Adrian Paul Clamp                            United Kingdom
J Anthony Clancy                             United States
Richard P Clark                              United States
Scot W Clark                                 United Kingdom
Brian A Clark                                United States
Andrew Clarke                                Australia
Robert C Clauser                             United States
Stewart Robert Clements                      United Kingdom
Andrew John Cleminson                        United Kingdom
Ken G Climie                                 United Kingdom
William F Cline                              United States
Mitchell R Cline                             United States
David R Clinton                              United Kingdom
Larry L Coates                               United States
John L Coffey                                United States
Manuel Colao                                 Spain
Martin I Cole                                United States
Sergio Colella                               France
James B Coleman                              United States
Serge Colle                                  Belgium
Peter G Colley                               United Kingdom
Michael F Collins                            United States
Michael J Collins                            United States
Shawn Collinson                              United Kingdom
Antonio Colmena                              Spain
Jordi Colome                                 Spain
Ramon Colomina                               United States
John F Coltsmann                             United Kingdom
Joellin Comerford                            United States
Brian J Condit                               United States
Michael G Condon                             United States
Daniel F Conforti                            Argentina
Giovanni Contri                              Italy
Steven G Convey                              Canada
Grieg W Coppe                                United States
Marcelo G Cora                               Argentina
Silvano Corallo                              Italy
Marian Corcoran                              Ireland
Kenneth Corless                              United States
Richard D Cornelius                          United States
Craig B Cornelius                            United States
Teutly Correia                               Brazil
Esteban Costa                                Spain
Michael J Costello                           United States
Michael A Costonis                           United States
Paul T Cottey                                United States
Anthony G Coughlan                           United States
Richard J Coughlin                           United States
Jean Louis Cougoul                           France
Peter Roger Courtney                         United Kingdom
Christopher M Cowan                          United Kingdom
Pamela J Craig                               United States
Thomas A Cranley                             United States
Jon D Craver                                 United States
Karen Crennan                                United States
Pascal Cretot                                France
Paul Crook                                   United Kingdom
William Crothers                             United Kingdom
David A Crow                                 United States
James D Crowley                              Ireland
Christopher L Crump                          United States
Rita Francisca S Cruz                        Philippines
Alejandro Cuartero                           Spain
Alden Cuddihey                               Canada
Steven R Culp                                United States
John Edward Cunningham                       United States
Gary A Curtis                                United States
Andrew R Curtis                              United Kingdom
John Michael Cusano Jr                       United States
France Leila Cyrenne                         Canada
Robert Lewis D'Avanzo                        United States
Giovina Silvana D'Giacomo                    Venezuela
Angelo D'imporzano                           Italy
Michele Dagradi                              Italy
David R Dahle                                United States
Ger M Daly                                   Ireland
Denise Damiani                               Brazil
Denise Damiani                               Italy
William W Dandridge                          United States
Margaret Harrison Darby                      United States
Daniel W Darland                             United States
Ghazali Darman                               Malaysia
Philippe H Darneau                           France
Avis Darzins                                 United Kingdom
Paul R Daugherty                             United States
Libor David                                  Czech Republic
Michael R David                              United States
David A Davidson                             United States
Owen Barrasford Davies                       United States
Colin K Davies                               Canada
Christopher P Davin                          United States
John E Davis                                 United States
Bradley W Davis                              United States
Jon Philip Davis                             United Kingdom
Mary Catherine Davis                         United Kingdom
Joseph E Davis Jr                            United States
David W Day                                  United States
Eric De Blauwe                               France
Marc O De Kegel                              Belgium
Eric de Lavenne                              France
Diego S. de Leon                             Spain
Alessandro De Martini                        Italy
Yvonne B de Ridder                           The Netherlands
Frikkie de Villiers                          South Africa
Gert M De Winter                             Belgium
Paul J Dean                                  Australia
Johan G Deblaere                             Belgium
Irving Chase Decatur III                     United States
Eloi Decottignies                            France
Renato Dedonatis                             Italy
Heinrich Degener                             Germany
Cheryl L Deitcher                            United States
LaMae Allen deJongh                          United States
John L Del Santo                             United States
Philippe Delaide                             France
Vincent Delaporte                            France
Allen J Delattre                             United States
Marc P Delesalle                             United States
Catherine Delhaye                            France
Patrizio Delicati                            Italy
Vittorio Delmonte                            Italy
Pascal A Delorme                             France
Stephen M Demarest                           United States
Regis Demaria                                France
Brian C DeMay                                United States
Stephen J Dempsey                            United Kingdom
Jean-Marc Deniau                             France
Pascal Denis                                 Belgium
Michael A Dennis                             United States
Gregory C Dennis                             United States
Kris P Denton                                United States
R Douglas Derrick                            United States
Fabrice Dersy                                France
Koen D Deryckere                             Belgium
David Deschamps                              France
Jose Manuel Desco Agullo                     Spain
Andrew J Desmond                             Ireland
Drew S Dettling                              United States
Mauricio Deutsch Menache                     Mexico
Neil Deville                                 United Kingdom
Jan L Dewitte                                Belgium
Eva Dewor                                    Germany
Giorgio Di Paolo                             Italy
Carmen Diaz Madronal                         Spain
James R Dicaprio                             United States
James M Dickey                               United States
Alexander P Dickey                           United States
Otto Diemer                                  Germany
David R Dietrich                             United States
Francisco Javier Diez                        Spain
Jose Luis Diez Ballesteros                   Spain
Christopher S DiGiorgio                      United States
Gino B DiGregorio                            United States
Roger W Dik                                  United States
Fraser M Dillingham                          United Kingdom
Fernand Dimidschstein                        Belgium
Kenneth S Dineen                             United States
Earle R Dinsmore                             United States
Kenneth  Michael Dircks                      United States
Kevin J Dixon                                Australia
Marek Dobsa                                  Czech Republic
Warren J Dodge                               United States
Douglas R Doerr                              United States
David Joseph Dohnalik                        United States
Juan Domenech                                Spain
Christopher P Donnelly                       United States
Michael T Donohue                            United States
James C Donohue                              United States
Tony Doocey                                  United Kingdom
Kevin J Dooley                               United States
Giuseppe Dosi                                Italy
Alberto Dosset                               Spain
John Martin Downie                           Australia
John Martin Downie                           United Kingdom
Michael B Doyle                              United States
Jonathan Doyle                               Ireland
John F Drake                                 United States
William Christopher Draper Jr                United States
Woodruff W Driggs II                         United States
Timothy D Druzgala                           United States
Peter Dubois                                 Sweden
Robert N Duelks                              United States
Paul M Duff                                  Ireland
Michael G Duffy                              Ireland
Stephen Anthony Duffy                        United Kingdom
John D Dugan                                 United States
Stephen F Dull                               United States
Mark Wayne Dunaway                           United States
Todd A Dunbar                                United States
Gary A Duncan                                United States
John F Durocher                              United States
Andrew James Dvorocsik                       United States
Richard C Easton                             United States
Robert J Easton                              Australia
Philip Anthony Eaton                         United Kingdom
Simon Eaves                                  United Kingdom
Oskar Ebbinghaus                             Sweden
John G Edelblut                              United States
David M Edmondson                            United States
Matthew J Edwards                            United Kingdom
W Mark Edwards                               United Kingdom
Steven G Edwards                             United States
Peter J Effler                               United States
Michael E Egan                               United States
Atsushi Egawa                                Japan
Jens C Egerland                              Germany
Traci D Egly                                 United States
Segun Olakunle Egunjobi                      Nigeria
James M Ehrhart                              United States
Amr El Saadani                               Germany
Mark N Eleoff                                Canada
John Erik Ellingsen                          Norway; United Kingdom
J Dean Elliott                               United States
James M Ellis                                United States
Dan H Elron                                  United States
Harvey Richard Embree                        United States
Richard J Emerson                            Australia
Patricia Ann Endres                          United States
Juan Enero                                   Spain
John F Engel                                 United States
Christian Engels                             Germany
Markus Enggist                               Switzerland
Simon John England                           United Kingdom
Bradley G Englert                            United States
Michael H Engoian                            United States
Paul Joseph Equale                           United States
Mark D Ernst                                 United States
Mike Ethelston                               United Kingdom
James O Etheredge                            United States
Wolf Henning Ettel                           Germany
Nick Peter Evans                             United Kingdom
Phillip G Everson                            United Kingdom
Pascal Eymery                                France
Mario Ezquerra-Plasencia                     Spain
Gilles Fabre                                 France
Louis Fagalde                                France
Jaime Falcao                                 Portugal
Jean Faltz                                   Luxembourg
Maged Fanous                                 United Kingdom
Catherine Strother Farley                    United States
Michael Farrell                              United Kingdom
George L Farrington                          United States
Donavon J Favre                              United States
Julien Faye                                  France
Norman D Fekrat                              United States
Luiz C Ferezin                               Brazil
Martin Ferguson                              United States
Glover T Ferguson Jr                         United States
Jose Manuel Fernandes                        Portugal
Jose Antonio Fernandez                       Spain
Jorge Fernandez Casamayor                    Spain
Javier Fernandez Luna                        Spain
Jose Francisco Fernandez Perdiz              Spain
Stephen David Ferneyhough                    United Kingdom
Daniele Ferrari                              Italy
Jaime Ferrer                                 Spain
Angel Ferreras                               Spain
Guido Ferriani                               Italy
Vincenzo Ferro                               Italy
Daniel V Figueirido                          Argentina
Eddy J Fikse                                 United States
Clare Filby                                  United Kingdom
Charles L Filewych                           Canada
Charles Boyd Findlay                         United Kingdom
Gary S Fink                                  United States
Walter Fioramonti                            Italy
Alan M Fiorenza                              United States
Thomas M Fischer                             United States
Reiner Fischer                               Germany
Kenneth A Fishman                            United States
Gary J Fitzgerald                            Australia
Erik Fjornes                                 Norway
Simon Flack                                  Australia
Jennifer V Flake                             United States
Eberhard M Fledel                            Germany
Mark Douglas Fleming                         United States
Henry Clifton Fleming                        United States
Karl-Heinz Floether                          Germany
James E Flowers                              United States
Jose Maria Font                              Spain
Michael S Foong                              Malaysia
Charles Scott Forbes                         United States
Joe W Forehand                               United States
Arnaldo Fornasiero                           Italy
Marcelo C Fortes                             Brazil
Fred M Fosnacht                              United States
Drew W Foster                                United States
Mark Foster                                  United Kingdom
Stephen R D Fowler                           United Kingdom
Michael C Fox                                United States
Thomas K Fox                                 United States
Leonardo J Framil                            Brazil
Luis Franquesa Castrillo                     Spain
Hakan S Franson                              Sweden
Peter H Franz                                South Africa
Stephen Michael Fraser                       United Kingdom
Albert H Frazier                             United States
Todd N Frech                                 United States
Per Ingvald Fredriksen                       Norway
Jason C Freedman                             United States
John G Freeland                              United States
Robert N Frerichs                            United States
Elizabeth Fretwell                           United Kingdom
Andrew Douglas Friars                        Australia
Michele K Friedman                           United States
Joel P Friedman                              United States
Ko Fukuzawa                                  Japan
Maria Fullone                                Italy
W Colin Fulton                               United States
Paolo Fumi                                   Italy
D Wayne Furphy                               Zimbabwe
Hironobu Furusawa                            Japan
Robert P Gach                                United States
Elena Gadol                                  France
Michael L Gailey                             United States
Punita Gajree                                United Kingdom
Jose Galamba de Oliveira                     Portugal
Rafael Galan                                 Spain
Archie Galbraith                             United Kingdom
Jeffery A Galbraith                          United States
Michael John Gallagher                       United States
Kelly P Gallant                              Canada
Jean-Yves Galley                             France
Adolfo J Galue Amblar                        Spain
John  Michael Gamberoni                      United States
Larry Gan Nyap Liou                          Malaysia
Alberto Gandini                              Italy
Thomas M Gannon                              United States
Jerry Martin Garcia                          Canada
Pedro Jose Garcia                            Spain
Pedro Jose Garcia                            Venezuela
Jose Luis Garcia Huerta                      Spain
Miguel Angel Garcia-Diez                     Spain
Randall Edward Gargas                        United States
Mark Gargiulo                                United States
Andrew Thorburn Garrick                      United Kingdom
David Gartside                               United Kingdom
Jean-Francois E Gasc                         France
Jennifer A Gatewood                          United States
Laurent Gatignol                             France
Wolfgang Gattermeyer                         Austria
Allen J Gaudet III                           United States
Pascal  Jean-Albert Gautheron                France; Australia;
                                             Germany
Jean-Michel Gay                              France
Mario Gazanego Jr                            Brazil
Xavier A Gazay                               France
Susie Gear                                   United Kingdom
James W Gearhart                             United States
Ian David Geddes                             United Kingdom
Terrence M Gee                               United States
August W Geise                               United States
Marc Gelle                                   France
Louanne Gemin                                Canada
Benoit Genuini                               France
Philip A George                              United Kingdom
Piercarlo Gera                               Italy
Juergen Gerlach                              Germany
Anatole V Gershman                           United States
Carlo Gessi                                  Italy
Pierluigi Giannico                           Italy
Robert C Gibbs                               United Kingdom
Jordi Gibert Arce                            Spain
Fiona E Gibson                               United Kingdom
Gil Gidron                                   Israel
Dirk Gierlach                                Germany
Marcelo Gil Souza                            Brazil
Stuart K Gilchrist                           United States
Tim Gilchrist                                United Kingdom
Gustavo Gill                                 Brazil
Olivier Jean Gillerot                        Belgium
John H Gillespie                             United Kingdom
Daniel G Gillet                              Belgium
Andrew Leonard Gillett                       United Kingdom
Ronald D Gillette                            United States
Mark J Gilrain                               United States
Jose Vicente Gimenez                         Spain
John Charles Gingrich                        United States
Lyle D Ginsburg                              United States
Brett Allen Ginter                           United States
Mark C Giometti                              United States
Vincenzo Giovannitti                         Italy
Olivier Girard                               France
D Neil Gissler                               United States
Eric P Gist                                  United States
Thomas Gith                                  Germany
Irmgard Glasmacher                           Germany
Bart H Glass                                 United States
Andrew Mark Glassberg                        United States
Barry A Gleichenhaus                         United States
Manuel M Godinho                             Portugal
Mark C Goebel                                United States
Michael Goerner                              Germany
Aik Meng Goh                                 Malaysia
Lin Piao Goh                                 Malaysia
Lawrence Chear Wah Goh                       Singapore
David Golding                                United Kingdom
Max S Goldman                                United States
David S Goldson                              United States
Jose Gomes                                   Portugal
Jesus Gomez Esteban                          Spain
Rafael Gomez Mallo                           Spain
Roger Goncalves                              France
Jaime Gonzalez                               Spain
Raul Gonzalez Anton                          Spain
Alfonso Gonzalez Calvente                    Spain
John B Goodman                               United States
Michael D Goodson                            United States
Sanjay Gopal                                 India
Noel A Gordon                                United Kingdom
Graeme D Gordon                              Canada
Alexandre Gorine                             Russia
Giuseppe Gorla                               Italy
Paul Gosling                                 United Kingdom
Thomas K Gosnell                             United States
Walter G Gossage                             United States
James F Gossage                              France
Hiroshi Goto                                 Japan
Hugues U Gourbat                             France
William E Gourgey                            United States
Vincent Goutallier                           France
Vasathaven Govender                          South Africa
Mary Beth Gracy                              United States
Geoffrey S Graham                            United States
Raymond E Grainger                           United States
Jorman D Granger                             United States
Colin D Grant                                United Kingdom
Richard E Grassel                            United States
Steven E Gratto                              United States
William D Green                              United States
Christopher M Greer                          United States
Thomas R Greiner                             United States
James C Grimsley Jr                          United States
Eric Grison                                  France
Anja H Groenewoud                            The Netherlands
Siegfried Grohs                              Germany
Roy Gronli                                   Norway
Bruno Grossi                                 France
Steven J Grossmann                           United States
John  P Grosvenor                            United Kingdom; Australia
David M Grubb                                United States
Bradford S Gruby                             United States
Trevor J Gruzin                              South Africa
Tomas Guerrero                               Spain
Frank R Guillemyn                            Belgium
Philippe Guittat                             France
A J Gupta                                    United States
Anish Gupta                                  India
Gregory S Guthridge                          United States
Stanley Joseph Gutkowski                     United States
Ines Ramona Guzman Arrue                     Spain
Jamie J Gylden                               United States
Guido Haarmann                               Germany
Jack B Haberman                              United States
Scott M Hahn                                 United States
Dominique Hainebach                          United Kingdom
Fred G Hajjar                                United States
Jouni Hakanen                                Finland
Timothy A Hale                               United States
James D E Hall                               United Kingdom
Claire Hall-Moore                            United Kingdom
Mark A Halverson                             United States
Scott William Hamilton                       United Kingdom
Donald G Hamilton                            United Kingdom
Ritchie Allen Hamm                           United States
Bong-Hoon Han                                South Korea
Jens Hanker                                  Germany
Kevin Matthew Hanley                         United Kingdom
Thomas A Hanley                              United States
Blake Hanna                                  Canada
Arthur Hanna                                 United Kingdom
Per Hannover                                 Denmark
Nathan T Hansen                              United States
Henrik E Hansen                              Norway
Jesper Hougaard Hansen                       Denmark
Dana Hanson                                  United States
Mikael Hansson                               Sweden
Warren John Harding                          Australia
Dean Francis Harford                         Australia
Christina Marie Harper                       United States
Audrey R Harrell                             United States
Jon Harrington                               United States
Charles L Harris                             United States
James G Harris                               United States
Michael Joseph Harrison                      United States
Scott F Harrison                             United States
Rhonda F Harrison                            United States
Jeffrey S Hartigan                           United States
M S Hartley                                  United States
Catherine A Hartley                          United States
Thomas J Hartman                             United States
Jeroen Haster                                The Netherlands
John Haswell                                 United States
Toru Hatano                                  Japan
Scott A Hathorne                             United States
Trevor M Hatton                              United Kingdom
Marc Hauser                                  France
Keith Frank Haviland                         United Kingdom
John Stewart Hawkins                         United Kingdom
Mark K Hawn                                  United States
Andrew M Hay                                 United Kingdom
Brett Ivan Hayes                             Australia
James E Hayes                                United States
James G Hayes                                United States
Gary John Haywood                            United Kingdom
Phillip E Hazen                              United States
Alan J Healey                                United Kingdom
Michael A Healy                              United States
Donagh Healy                                 Ireland
H Darryl Heath                               United States
Bernhard A Heck                              Germany
Ulrich Heckenberger                          Germany
James F Heddens                              United States
Peter O Heemskerk                            The Netherlands
Gary Heffernan                               United Kingdom
Norbert Hegner                               Germany
Michael Gerald Heideman                      United States
Jorg G Heinemann                             United States
Christer Hellstrom                           Sweden
Anders Helmrich                              Sweden
Jane S Hemstritch                            Australia
Iain Henderson                               United Kingdom
James C Hendrickson                          United States
Walter Hennemann                             Austria
Mark R Hennessy                              United States
Michael Henry                                United States
Steven W Hermann                             United States
James O Hernandez                            United States
Julio J Hernandez                            United States
Jose Luis Hernandez-Iriberri                 Spain
Luis Angel Herran                            Spain
Dale R Hersch                                United States
Ellen J Hertz                                United States
Javier Hervas                                Spain
Roland Hess                                  Austria
Thomas H Hess                                United States
Michael T Hessler                            United States
Robert W Hetherington                        United Kingdom
Herman R Heyns                               South Africa
Harry C Hickling                             Australia
Cindy L Hielscher                            United States
Bill Higbie                                  United States
Michael K Higgins                            United States
Thomas A Hildebrandt                         United States
David L Hill                                 United States
Richard W Hill                               United States
Rodger Hill                                  United Kingdom
Marc J Hillen                                The Netherlands
James Terry Hintlian Jr                      United States
Bradley J Hitt                               United States
Martin H Hodgett                             United States
David M Hodgson                              United Kingdom
Chikatomo Hodo                               Japan
Kah Soon Hoe                                 Malaysia
Joerg Hoefer                                 Germany
Gerold Hoerrmann                             Germany
Thomas H Hofbauer                            Germany
Janet L Hoffman                              United States
Douglas F. Hofmeister                        United States
John G Hogan                                 Ireland
Kevin P Hogan                                United States
Jochen Hollaender                            Germany
David P Hollander                            United States
Peter Holmes                                 United Kingdom
Sara Holmes-Woodhead                         United Kingdom
Richard H Holsman                            United States
Thomas Holtmann                              Germany
Bernhard Holtschke                           Germany
Montgomery Andrew Hong                       United States
James P Honohan                              United States
Rob W Honts                                  United States
Ray Hopkins                                  Peru
Maureen S Horgan                             United States
Nobuhisa Horiguchi                           Japan
Bruce John Horton                            United Kingdom
David J Hosking                              New Zealand
Hans Hoss                                    Germany
Tetsuya Hotta                                Japan
Jill R Houck                                 United States
Timothy J Hourigan                           United States
Patrick R Housen                             United States
Malcolm Howard                               United Kingdom
Nicholas F Howell                            United States
Karen Hoyndorf                               Germany
John J Hrusovsky II                          United States
Friedrich Huber                              Austria
Lon J Huffman                                United States
Andre P Hughes                               United States
John Bailey Hughes                           United States
Michael E Hughes                             United States
Mark Andrew Hughes                           United Kingdom
Barton L Hughes                              United States
Yves V Humbert                               France
Stephen T Hundley                            United States
Jan-Erik Hunn                                Norway
David R Hunter                               Australia
Shelley L Hurley                             United States
Steven Hurst                                 United Kingdom
Antonio Hurtado de Mendoza                   Spain
Khalid Husseini                              Czech Republic
Jeffrey D Hutcheson                          United States
Dwight N Hutchins                            United States
Hans Hwang                                   United States
Shinji Igarashi                              Japan
Antonio Iglesias del Rio                     Spain
Motoki Iidoi                                 Japan
Juan Alberto Illana Elorduy                  Spain
Masahisa Inagaki                             Japan
Roger Ingold                                 Brazil
Wayne T Ingram                               Canada
Mitsuo Isaji                                 Japan
Masayuki Ishizaki                            Japan
Angelo Italiano                              Italy
Hiroshi Ito                                  Japan
Bjorn Ivroth                                 Sweden
Kumar K Iyer                                 India
Andrew Jackson                               United States
Jaime Jackson                                Mexico
Mark D Jackson                               United States
Bridget Helen  Jackson                       United Kingdom
Erik Jacob                                   France
Hakon Jacobsen                               Norway
Bernard Jaeck                                France
Ralph Jahnke                                 Germany
Sanjay Jain                                  India
Saleem Janmohamed                            Canada
Giuseppe Jannelli                            Italy
Goran Jansson                                Sweden
Kelvin Paul Jauch                            United States
Glenn M Javens                               United States
Scott Joseph Jecmen                          United States
Owen Jelf                                    United Kingdom
Michael Jeltsch                              Germany
Simon C Jenkins                              United Kingdom
Gregory J Jenko                              United States
Edward W Jensen                              United States
Catherine Jestin                             France
Raymond Hinley Jewitt                        United Kingdom
Shayne Johnson                               United States
Robert Scott Johnson                         United States
Gregory Johnson                              United Kingdom
Lisa Marie Johnson                           United States
Lloyd E Johnson                              United States
Adam Johnson                                 United Kingdom
Robert L Johnson                             United States
Sue C Johnson                                United States
Robert J Johnson                             United Kingdom
James C Johnson                              United States
Omobola Olubusola Johnson                    Nigeria
Valerie L Johnston                           United States
Jorma Heikki Olavi Jokinen                   Finland
Tim J Jones                                  United Kingdom
Sandra Auyer Jones                           United States
Kenneth A Jones                              United States
Kevin R Jones                                United States
Kyle Kirkpatrick Jordan                      United States
Dhananjay M Joshi                            United States
Albert Juanals                               Spain
Darryl W Jue                                 United States
Kevin K Julian                               United States
Robert Jung                                  Germany
Uwe Jungmann                                 Germany
Michael Junker                               Germany
Jens B Junkermann                            Germany
Vivienne Jupp                                Ireland
Pedro Jurado                                 Spain
Emmanuel Jusserand                           France
Jonathan D Kaehne                            Australia
Henning Kaerner                              Germany
Brian Geoffrey Kalms                         United Kingdom
John Kenneth Kaltenmark                      United States
Chaitanya Madhukar Kamat                     India
Stefan A Kampe                               United States
Tom C Kane                                   United States
Jonathan H Kaplan                            United States
Sharad K Kapur                               India
Atul K Kapur                                 India
Saied R Karamooz                             United States
Ikuo Karasawa                                Japan
Peter CA Karremans                           The Netherlands
John Daniel Karren                           Australia
Douglas L Kasamis                            United States
Martin Kasper                                Germany
Ramez J Katf                                 Australia
Steven I Kauderer                            United States
Sergio G Kaufman                             Argentina
Victor P Kavals                              Australia
Masahito Kazaoka                             Japan
Paul L Keane                                 United States
Kenton C Keller                              United States
William F Kelly                              United States
Stephen P Kelly                              Australia
Louise Elizabeth Kennan                      United Kingdom
Rodney J Kerger                              Australia
Sean M Kerr                                  United States
Apolonia Kersch                              Australia
Keith  Lane Ketcher                          United States
Rolf Ketelaar                                The Netherlands
Norbert Kettner                              Germany
J Patrick Keyes                              United States
Sudhindar K Khanna                           India
Hee Jip Kim                                  South Korea
Christopher W Kinder                         United Kingdom
Craig R Kindleman                            Canada
Guy H Kinley                                 United States
John P Kinney                                Ireland
Hugh Kirby                                   United Kingdom
Ina Kirchhof                                 Germany
Peter Kirk                                   United Kingdom
Peter F Kirn                                 United States
Koichi Kiyohara                              United States
Geir T Kjellevold                            Norway
Elizabeth C Klee                             United States
Michael Klein                                Germany
Bernhard J Klein Wassink                     The Netherlands
Max  Alan Kleinman                           United States
Susanne Kloess                               Germany
Kevin Knarr                                  United States
Stefan Knipp                                 Germany
Michael Knott                                Canada
Michael K Kobayashi                          United States
Yuhei Kobayashi                              Japan
Martin Kochman                               United Kingdom
David J Koehl                                United States
Kim M Koeller                                United States
Pasi Koivunen                                Finland
Shigeharu Komuro                             Japan
John D Korry                                 United States
Frank EU Korsstrom                           Finland
Margaret A Kostial                           United States
Christopher John Kozina                      United States
Thomas Allen Kraack                          United States
Carsten Kracht                               Germany
Bernhard F Kraft                             Germany
Jakob Holmen Kraglund                        Denmark
Albert M Krall                               United States
Jeffrey A Krause                             United States
Michelle L Krause                            United States
Robert Kreuzer                               Germany
Jaroslaw Kroc                                Poland
Daniel P Krueger                             United States
Xian Hong Ku                                 Malaysia
Jan Z Kubat                                  Czech Republic
Kazushi Kubokawa                             Japan
Ralf Kuhn                                    Germany
Gabriele Kult                                Germany
Ajit Kumar                                   India
John T Kunzweiler                            United States
Steven M Kupres                              United States
Eugenio Kuri                                 Mexico
Ittoop Johannes Kurian                       Germany
Matti Kurvinen                               Finland
Kristian Kvam                                Norway
Donald J Laackman                            United States
Nancy J Laben                                United States
Kenneth Lee Lacey                            United States
Dana E LaChapelle                            United States
Eric Laffargue                               France
Michel Lahyani                               Algeria
Robert K Laity                               United States
Adrian J Lajtha                              United Kingdom
Mark P LaLeike                               United States
Mark Dwayne Lambert                          Canada
Steven M Lamont                              United States
Julie E Lamont                               United Kingdom
Alexander Landia                             Germany
Ted Clark Landis                             United States
Jonathan L Lange                             United States
Christopher F Lange                          United States
Toni C Langlinais                            United States
Gerhard Langst                               Germany
Jean-Michel Lapisse                          France
Tomas Larez                                  Venezuela
Kristian Larsen                              Norway
Paul M Larson                                United States
Damien Lasou                                 France
Russell K Lath                               Australia
Matthew  John Latham                         Australia
Stephen M Michael Lathrope                   United Kingdom
Alex Wai-Leung Lau                           Hong Kong
Kevin M Laudano                              United States
Daniel D Lauderback                          United States
J Scott Laughner                             United States
Robert L Laurens                             United States
William John Laurie                          Australia
Ed Lauwerens                                 The Netherlands
Katherine D LaVelle                          United States
Michael T Lavelle                            United States
Robert T Lax                                 United States
Roberto Lazzari                              Italy
Minh Nguyen Le                               United States
Bernard Le Masson                            France
Bruno Le Moal                                France
Nicolas Le Saux                              France
Vincent Lebeault                             France
Roberto Lecciso                              Italy
Sze-wing Lee                                 United States
John A Lee                                   United States
Won-Joon Lee                                 South Korea
Suk-Geun Lee                                 South Korea
Steven B Lee                                 Australia
Jin K Lee                                    United States
Jae-Han Lee                                  South Korea
Ji-Eun Lee                                   South Korea
Timothy Roy Leger                            United States
Dymphna Lehane                               Ireland
Sandra L Leitch                              Canada
Inaki Leiva                                  Spain
Xavier Lejeune                               France
Stefan P. Lemke                              Germany
Jorgen O Lenz                                Sweden
Pino Leoni                                   Italy
Joel Leroux                                  France
Richard E Lesher                             United States
Patrick W Leung                              China
Seth M Levine                                United States
Jack R Levy                                  United States
Lance Harold Levy                            South Africa
Mattias Lewren                               Sweden
Angel Li                                     Taiwan
Gong Li                                      United States
Roberto Libonati                             Italy
John E Lichtenstein                          United States
James R Liebhart                             United States
Harald Lieder                                Germany
Mark T Lillie                                United Kingdom
Beng Choon Lim                               Malaysia
Angelica Lim                                 Malaysia
David Cruzen Link                            United States
Norbert Linn                                 Germany
Ilkka Lipasti                                Finland
Leonid Lipchin                               United States
Keith  Gregory Lippiatt                      United States
James Patrick Little                         United States
Ben T Little                                 United Kingdom
Eric Allen Livingston                        United States
Richard Kim Loane                            Australia
David J Loffredo                             United States
Amy T Loftus                                 United States
Paul D Loftus                                United States
Eric F Lonbois                               Belgium
Daniel T London                              United States
Matthew Long                                 United Kingdom
John B R Long III                            United States
Stefano Longhini                             Italy
Roy S Loomis                                 United States
Iain D Lopata                                United Kingdom
Manuel Lopes da Costa                        Portugal
Philip A Lopez                               United States
Francisco Javier Lopez Espejo                Spain
Ricardo Lopez Guinea                         Spain
Stephen M Lorack                             United States
Stefano  Lorenzi                             Italy
Lori L Lovelace                              United States
Michael A Lucarini                           United States
Andrea Lucchesi                              Italy
Christopher Vernon Lucy                      United States
Gregory P Luethe                             United States
Betty G Lui                                  Philippines
Jeffrey P Luker                              United States
Howard C Luks                                United States
Piew Lum                                     Malaysia
Richard Andrew Lumb                          United Kingdom
Charlotta Elsa Desiree Lundell Berg          Sweden
Lance A Luther                               United States
Laurent C Lutz                               United States
Sami Juhani Luukkonen                        Finland
Nicholas B Lyon                              United States
Mark John Lyons                              United Kingdom
Jian Ma                                      Australia
Deborah MacArthur                            United States
Mauro Macchi                                 Italy
Douglas L MacDonald                          United States
Bernardo Costa Macedo                        Portugal
Andrew J Macpherson                          Australia
Alastair Carmichael MacWillson               United Kingdom
Kenzo Maeda                                  Japan
Luc Pierre Maes                              Belgium
Michele Maggiorotti                          Italy
Alwin Kumar Magimay                          Malaysia
Tore Magnussen                               Norway
Josef Mago                                   Germany
John P Maguire                               United States
Yong Sun Mah                                 Malaysia
Kevin L Maher                                United States
Josep Maixenchs                              Spain
Jordi Majo                                   Spain
Raju Makanjee                                South Africa
Luis Maldonado                               Spain
Denise D Malecki                             United States
Asif F Malik                                 United States
Scott P Mall                                 United States
Klaus Malle                                  Austria
Philippe Mallet                              France
Carl Christian Malm                          Norway
Juho Eruui Magnus Malmberg                   Finland
Frank Thomas Mang                            Germany
Pascal Manhes                                France
Silvio M Mani                                Italy
David Mann                                   Australia
Thomas O Mann                                United States
Carlos Mantas                                Portugal
Adrian Marcellus                             Malaysia
Christian Marchetti                          France
Mauro Marchiaro                              Italy
Gianluca A Marcopoli                         Italy
Nitti L Mardjan                              The Netherlands
Paolo Maresca                                Italy
Giovanni Mariani                             Italy
Fabrice Mariaud                              France
Alessandro Marin                             Italy
Juan B Marin                                 Spain
Vitor Marques                                Portugal
Michele Marrone                              Italy
Robert T Martin                              United States
Brad W Martin                                Canada
Pietro Martinelli                            Italy
Makoto Maruyama                              Japan
Paolo Marzetti                               Italy
Raul Jose Fonseca Mascarenhas                Portugal
Lisa M Mascolo                               United States
Tony Masella                                 Canada
Patrice Massat                               France
Xavier Massons                               Spain
Thomas R Mataconis                           United States
John B Matchette                             United States
Guy Mather                                   United Kingdom
Maki Matsuzaki                               Japan
Francois Matte                               France
Brian R May                                  United States
Trent A Mayberry                             United States
Jon Mayne                                    United Kingdom
Leena Mayteedol                              Thailand
Mark Mazzatta                                United States
Gail E Mc Giffin                             United States
Lynn H Mc Mahon                              United States
Robert J McCulloch                           United States
David M McCurley                             United States
Jim McDade                                   Canada
Kathleen Mary Mcdivitt                       United States
William J McDonald                           United Kingdom
William A McErlane                           Ireland
David Gordon McFarland                       United Kingdom
Michael A McGinn                             United Kingdom
Andrew James McGowan                         United Kingdom
Paul E McGowan                               Ireland
Jeff R McGowan                               United States
Christopher J McGrath                        United States
Charles Alexander McGrath                    United States
Michael G McGrath                            United States
Neil M McGregor                              Australia
John T McHugh                                United States
Scott R McKay                                United States
Jennifer  Susan McLaughlin                   United States
Meg T McLaughlin                             United States
Malcolm A McNamara                           United States
Sean E McNamara                              Ireland
Lachlan P McNeill                            Australia
Robert B McPherson                           United States
Mark T McTiernan                             United States
Kevin R Meadows                              United States
William E Mearse                             United States
Timothy Medforth                             United Kingdom
Manish J Mehta                               United States
Peter Meinhardt                              Sweden
Joakim Mellander                             Sweden
Dennis Ivars Melnbardis                      Canada
Richard M Melnicoff                          United States
Lourenco Mendonca                            Brazil
Andrew Mendoza                               United Kingdom
S Kurt Menner                                United States
Thierry Mennesson                            France
Luca Mentuccia                               Italy
Laurent Mercier-James                        France
Jose Manuel Merino Aspiazu                   Spain
Jair F A Merlo                               Brazil
Jeffrey Merrihue                             United States
Chris M Merrill                              United States
Allen Merrill                                United States
Tor Mesoy                                    Norway
Eric Mestre                                  France
Carol E Meyer                                United States
Thomas D Meyer                               Switzerland
Ross A Meyercord                             United States
Valentin Andres de Miguel Luno               Spain
Natasha Elizabeth Jane Miller                United Kingdom
Julie E Miller                               United States
James N Miller                               United States
Myke L Miller                                United States
Kurt H Miller                                United States
Neil Miller                                  United Kingdom
Troy G Miller                                United States
Stephen Anthony Mills                        United Kingdom
Ian David Milner-Brown                       United Kingdom
Alexander William Milward                    United Kingdom
Kelly B Miner                                United States
Raimon Miret                                 Spain
Domingo Miron                                Spain
Kazufumi Misawa                              Japan
Koji Mitani                                  Japan
James D Mitchell                             United States
James E Mitchell                             United States
Clarence Mitchell                            United States
Kenneth Mitchell                             United States
Kuniyuki Miyashita                           Japan
Masaki Mochizuki                             Japan
Frank B Modruson                             United States
Stein Erik Moe                               Norway
Peter Steen Mogensen                         Denmark
Christer Mohlin                              Sweden
Nikolaus Mohr                                Germany
Thomas Weld Moldauer                         United States
Lorenzo Molina Morales                       Spain
Frederick Molineux Jr                        United States
Steve Mollenkamp                             United States
Paul E Molnar                                United States
Massimiliano Monaco                          Italy
Beat R Monnerat                              Switzerland
Alfredo Montalbano                           Italy
Federico Montllonch                          Spain
Perry S Moody                                United States
Steven K Moomau                              United States
Noel C Mooney                                Ireland
Terry L Moore                                United States
Peter John Moore                             United Kingdom
R Alan Moore                                 United States
Lee Tony Moore                               United Kingdom
Jamie R Moors                                Australia
Jose T. Morales                              United States
Carlos Morales Sanchez                       Spain
Brian J Moran                                United States
Roberta Morandi                              Italy
Marco Morchio                                Italy
Michele Morelli                              Italy
Juan Pedro Moreno                            Spain
Vicente Moreno Garcia-Mansilla               Spain
Guy V Morgan                                 United Kingdom
Gianluigi Morganti                           Italy
Masakatsu Mori                               Japan
Michael M Morison                            United States
Andrew Morlet                                Australia
Filippo Moroni                               Italy
Ciro Morra                                   Italy
William F Morris                             Canada
David I Moskovitz                            United States
Chie Motoi                                   Japan
Karyn J Mottershead                          Australia
Eric R Mouchous                              France
Jean-Francois F Moufle                       France
Christophe Mouille                           France
David John Mowat                             United Kingdom
Randall F Muck                               United States
Michael C Mueller                            Germany
Keith H Mueller                              United States
Josef C Mueller                              United States
David G Muir                                 United States
Narendra P Mulani                            United States
Dennis A Mullahy                             United States
Donovan Herbert Muller                       South Africa
Laura D Muller                               United States
Daniel S Mullin                              United States
Henrik R Mulvad                              Denmark
Hans-Joachim Muncheberg                      Germany
Cesar Muniz                                  Mexico
Ronald Munk                                  Brazil
Adam Munton                                  United Kingdom
Javier Mur                                   Spain
Nobuhiko Muraoka                             Japan
Katsuya Murashima                            Japan
Tohru Murayama                               Japan
Tim Murfet                                   United Kingdom
Alistair Murray                              United Kingdom
David S Muskat                               United States
Fabrizio Musmeci                             Italy
Scott D Myers                                United States
William Popayi Mzimba                        South Africa
Joel Nadjar                                  France
Ralf Naef                                    Switzerland
Tatsuya Nagayama                             Japan
Ramesh B Nair                                Malaysia
Remash Kumar Nair                            Singapore
Andy Naish                                   United Kingdom
Yuji Nakamura                                Japan
Yasuo Nakashima                              Japan
Pierre Nanterme                              France
Gerard Naouri                                France
Kevin O Narcomey                             United States
Tanya Nargolwalla                            Canada
Michael R Naset                              United States
Russ Nash                                    United States
Keith C Nashawaty                            United States
Ettore Natale                                Italy
Fabrizio Natali                              Italy
Christina L Naugle                           United States
Sergio A Naylor                              Brazil
Michael Paul Needleman                       United Kingdom
Axel Neidlein                                Germany
Thomas H Neiger                              United States
Mark R Newall                                United Kingdom
Robert K Newman                              United States
Keith G Newton                               Australia
Linh C Nguyen                                Uruguay
Mandla Bikwa Nhlapo                          South Africa
Christian Nibourel                           France
David L Nichols                              United States
John K Nichols                               United States
W Anthony Nichols                            United States
Jorge Nicolau                                Spain
Stuart D Nicoll                              United Kingdom
Claudia Nieto                                Spain; Argentina
Drazen Nikolic                               Croatia
Darren Nippard                               United Kingdom
Hiroyuki Nishimura                           Japan
Yuji Nishimura                               Japan
Gayle S Nix                                  United States
Petronio G Nogueira                          Brazil
Thomas F Nolan                               United States
Walter G Nollmann                            United States
Michael Nolte                                Germany
Yoshihiro Nomoto                             Japan
Piero Nonino                                 Italy
A Joe Norris                                 United States
Russell D Norris                             United States
Magnus Norrstroem                            Sweden
Robert Lewis Northcutt                       United States
Ian Matthew Notley                           United Kingdom
Francisco Jose Nuez Campos                   Spain
Seiichiro Nukui                              Japan
Koji Numahata                                Japan
Luis Rafael Leite Nunes                      Portugal
Stephen Alan Nunn                            United Kingdom
Charlie A Nunn                               United Kingdom
Patricia B O'Brien                           United States
John M O'Brien                               United Kingdom
James F O'Byrne                              Ireland
Geoffrey O'Connell                           United States
Brian Anthony O'Connell                      United States
Bruce L O'Connor                             United States
Frank J O'Dea                                Ireland
Robert F O'Keefe                             United States
Rosemary M O'Mahony                          Ireland
Kathleen T O'Reilly                          United States
Anne O'Riordan                               Ireland
Oonagh O'Sullivan                            Ireland
Stephen Philip O'Sullivan                    United Kingdom
Mark Oakes                                   United Kingdom
Matt Oakley                                  United Kingdom
Jeremy Oates                                 United Kingdom
Thomas O Oblak                               United States
Per Uno Oesterman                            Sweden
Hiroaki Ohzono                               Japan
Alexandre Manuel Oliveira                    Portugal
Jean-Marc E Ollagnier                        France
Jesus Olmedilla                              Spain
Pedro Olmos Lopez                            Spain
Ma Pilar Olondo Serrano                      Spain
Erik Andrew Olson                            United States
Azad Ootam                                   United Kingdom
Michael L Orlowicz                           United States
Stuart A H Orr                               United Kingdom
Cary Satoshi Oshima                          United States
Bode Adesoga Ososami                         Nigeria
Philip Otley                                 Australia
Robert Ouellette                             Canada
Sylvie Ouziel                                France
Nils Overaas                                 Norway
Stanley M Oyama                              United States
Cenk O Ozdemir                               Turkey
Elizabeth J Padmore                          United Kingdom
Stephen Dowland Page                         Australia
Stephen Dowland Page                         United Kingdom
Roberto Pagella                              Italy
Massimo Pagella                              Italy
Michael G Pain                               Australia
Jarkko Pallasaho                             Finland
Jorge Palmela                                Portugal
Dawn Elizabeth Palmer                        United States
Michael E Palmer                             United States
Jerry L Palmer                               United States
Purificacion Paniagua                        Spain
Shep Parke                                   United States
Jess I Parks                                 United States
Craig W Parsell                              Australia
Mario Pascual-Heranz Caturla                 Spain
Piyush M Patel                               United Kingdom
Abelardo Pato Rodriguez                      Spain
Rich Patrick                                 United States
Eric W Patton                                United States
Sam A Paul                                   United States
Susan R Pearson                              United States
Mark H Pearson                               United Kingdom
Alison Peden                                 United Kingdom
Carlos Pedranzini                            Brazil
Peter Kieron Pennifer                        United Kingdom
Howard Pennington                            United States
Pekka Pentti                                 Finland
David W Pepping                              United States
John Edward Percy                            United Kingdom
Luis Sant'ana Pereira                        Portugal
Jose  Manuel Perez de Miguel                 Spain
Gonzalo Perez Gasca                          Spain
Marco Peroni                                 Italy
Fabrizio Perrone                             Italy
Mikael Persson                               Sweden
Steven B Petchon                             United States
David T Petersen                             United States
Anastasia Petropulos                         United States
Thomas Allen Pettit                          United States
Darrell L Petty                              United States
Antonio Pezzinga                             Italy
Henning Pfaffhausen                          Germany
Andreas Michael Pfeifer                      Germany
Michelle B Pfeifer                           United States
Walter Pfeiffer                              Germany
Gregory Thomas Phalin                        United States
Edwin M Phanord                              Haiti
William A Phelps                             United States
Judith A Phillips                            United States
Richard E Phillips                           United States
Mark D Phillips                              United Kingdom
Massimiliano Pian                            Italy
Giorgio Pieragostini                         Italy
Jean-Marie Pierron                           France
Elina Inkeri Piispanen                       Finland
Thomas H Pike                                United States
Audie T Pili                                 Philippines
Willy Pillinger                              Switzerland
Guilherme J Pinheiro                         Brazil
Juergen Pinkl                                Germany
Kevin J Pint                                 United States
Roberto Piraccini                            Italy
Giovanni Mario Pisanu                        Italy
V Charles Pisciotta                          United States
Andrew Pitcher                               United Kingdom
Robert Charles Pitt                          United Kingdom
Ali Piyarali                                 United States
Adan Plaza                                   Spain
David E Plesko                               United States
Diego Alejandro Pleszowski Goldadler         Argentina
Matthew J Podrebarac                         United States
Teresa L Poggenpohl                          United States
John W Poindexter                            United States
John P Poisson                               United States
Jean-Laurent Poitou                          France
Debra A Polishook                            United States
James Politoski                              United States
Chris E Politte                              United States
Kevin A Pollari                              United States
Sergio Pollicino                             Italy
Verdele C Polson                             Canada
Edward F Pool                                United States
Michael G Pope                               United States
Andrew David Poppleton                       United Kingdom
Santiago Roberto Pordelanne                  Argentina
Michael A Porges                             United States
James Porter                                 Ireland
Simon Ross Porter                            Australia
Eric A Portman                               United States
Parrish K Potts                              United States
Blake A Pounds                               United States
Pierre Pouyfaucon                            France
Grant D Powell                               Australia
David M Pramer                               United States
Friedrich J Preiss                           Germany
Daniele Presutti                             Italy
Penelope G Prett                             United States
Roderick C Price                             United States
Juan Carlos Prieto                           Spain
Paul E Primavera                             United States
Barry Prince                                 United Kingdom
Sarah Gillian Pritchard                      United Kingdom
John Proctor                                 United Kingdom
Piero Pronello                               Italy
Alberto Proverbio                            Italy
Massimo Proverbio                            Italy
Patrick Puechbroussou                        France
Robert Purks                                 United States
Gary Stephen Pusey                           United Kingdom
Juha J Pylkko                                Finland
Brian J Queenin                              United States
Aidan Quilligan                              Ireland
David B Quinones                             United States
Jose Ignacio Quintero                        Spain
Kevin N Quiring                              United States
Stephen G Racioppo                           United States
Jeffrey P Radack                             United States
David E Radvany                              United States
Sadeesh Raghavan                             Malaysia
Cheryl C Railey                              United States
Paolo Raimondo                               Italy
Michael A Rainey                             United States
Soneel Raj                                   United States
Rajiv Rajput                                 Canada
Jean-Francois Rambicur                       France
Maria Angeles Ramirez Fuentes                Spain
Antonio Carlos M Ramos                       Brazil
Jack Ramsay                                  United Kingdom
Steven S Ramsey                              United States
L Craig Ramsey                               United States
Arne H Ramstad                               Norway
Giancarlo Ranaldi                            Italy
Steven M Randle                              United Kingdom
Prakash A Rao                                India
Tobias Rataj                                 Czech Republic
Philip J Rauen IV                            United States
Juan Pedro Raurell                           Spain
Justin Rautenberg                            Germany
Dhiren Rawal                                 United Kingdom
Matthew V Ray                                United States
John R Ray                                   United States
Jazz Rayet                                   United Kingdom
Gregory S Raynes                             United States
Manuela Re                                   Italy
Craig Rea                                    United Kingdom
Juan Manuel Rebollo                          Spain
Bernd Recker                                 Germany
Michael J Redding                            United States
Inigo Redondo                                Spain
Kevin P Reedy                                United States
David M Regan                                Ireland
Jeronimo Reguera                             Spain
Michael Rehm                                 Germany
Jan Rehnman                                  Sweden
Philippa Reid                                United Kingdom
David Reid                                   United Kingdom
Werner Reil                                  Germany
Holger Reimers                               Germany
Jeffrey Todd Relf                            United States
Hans-Peter Remark                            Germany
Rick H Rene                                  United States
Frank Rennekamp                              Germany
Gavin Henry Rennie                           United Kingdom
Daniel W Ressler                             United States
C Ann Rettie                                 United States
Jose Antonio Revuelta                        Spain
David A Rey                                  United States
Gene Reznik                                  United States
Bernhard Rheinberger                         Germany
Umar Riaz                                    United States
Francisco Jose V Ribeiro                     Brazil
Pedro M Ribeiro                              Portugal
Leonardo Ricci                               Italy
Daniel Francis Rice                          United States
David B Rich                                 United States
David T Richards                             United Kingdom
Donald J Richards                            United States
Paul Richardson                              United Kingdom
Seth W D Richman                             United States
Victor Beech Riden                           United States
Gill A Rider                                 United Kingdom
Jeffrey Marden Riedel                        United States
Frank Riemensperger                          Germany
Thomas Riggert                               Germany
Timothy A Ringo                              United States
Donald J Rippert                             United States
Robert Mackellar Ritchie                     United Kingdom; Brazil
Antonio Rivas Perez                          Spain
Stephen S Roatch                             United States
Alain L Robbe                                France
Rick Robbins                                 United States
James Alton Robbins                          United States
David A. Roberts                             United States
David T Roberts                              United States
Gregory C Roberts                            United States
Neville Roberts                              United Kingdom
Beth Karin Roberts                           United States
Mark Roger Robertson                         United Kingdom
Timothy Robinson                             United Kingdom
Marcus D Robinson                            United Kingdom
Dean C Robinson                              Australia
Anthony Roby                                 United Kingdom
Fausto Roda                                  Italy
John R Roddy                                 United States
Mark A Rode                                  United States
Martin  William Rodgers                      United States
Buffie D Rodri                               United States
Shari A Rogalski                             United States
Michael J Rogalski                           United States
Stephen J Rohleder                           United States
Jesus Rojas Seguido                          Spain
John D Rollins                               United States
Roberto Romanin Jacur                        Italy
Valerio Romano                               Italy
John M Romanow                               United States
David Zvi Ron                                United States
Bruno Ronchetti                              Italy
Scott M Rose                                 United States
David A Ross                                 United States
David A Rossi                                United States
Alessandro Rossi                             Italy
Henry T Rossi                                United States
Marco Rotondo                                Italy
David M Rouls                                United States
Francis J Rovinski                           United States
Rafael Rovira Rius                           Spain
David P Rowland                              United States
David Rowlands                               United Kingdom
Mark Graham Rowlands                         United Kingdom
Michael L Rowley                             United States
Rafael Rubio                                 Spain
Patrice Ruchon                               France
Michael D Rudin                              United States
Paul E Rudolph                               United States
Basilio Rueda Martin                         Spain
Fernando Rufilanchas                         Spain
Michael Rundshagen                           Germany
Michael J Rusinko                            United States
Michael J Russell                            United States
Jeffrey S Russell                            Canada; Australia
Michael Russell                              United Kingdom
Carlos E Rust                                Brazil
Sverre Ruth                                  Norway
Kate Rutherford                              United Kingdom
Elizabeth L Rutigliano                       United States
Christopher R Rutledge                       United States
Mark J Ryan                                  Ireland
Richard A Ryan                               United States
Shane B Ryan                                 Australia
Luis Jose Sa Couto                           Brazil; Portugal
Bryan Richard Saba                           United States
Kyriacos Sabatakakis                         Greece
Rodolfo Sabater                              Spain
Carsten Sachmann                             Denmark
Anoop Sagoo                                  United Kingdom
Yasushi Saka                                 Japan
Marco Salera                                 Italy
Graciela Salgado Sarria                      Argentina
Marcus Salouk                                Australia
Sushil Saluja                                United Kingdom
Heron A Samara                               Brazil
Sudarshan Sampathkumar                       India
Katherine J Sample                           United Kingdom
Anneli Samuelsson                            Sweden
Antonio San Agustin                          Spain
Pedro Luis Sanchez Gonzalez                  Spain
Maria Aranzazu Sanchez Hernandez             Spain
Lorenzo Sanchez Hidalgo                      Spain
Jose Luis Sancho                             Spain
Liv Guri Sandbaek                            Norway
Tonje Sandberg                               Norway
Peter  Andrew Sander                         United States
Kathryn Ann Sanders                          United States
Joao C Santos                                Portugal
Paulo Santos                                 Portugal
Alberto Sanz Acedos                          Spain
Maria Jose Sanz Jimenez                      Spain
Scott Richard Sargent                        United States
Tsuyoshi Sato                                Japan
Douglas W Saugen                             United States
Michael Sauter                               Austria
Paul Ferris Saydah                           United States
Renato Scaff                                 United States
Maria Scarcella                              Italy
Steve Alex Scemama                           France
Wayne J Schachtel                            Canada
Eric Schaeffer                               France
William A Schaffner                          United States
Robert H Scheier                             United States
Dieter Helmut Schelzel                       Germany
Guido Scherer                                Switzerland
Jose Roberto Schettino Mattos                Brazil
Ricardo Scheuer                              Argentina
Daniel A Schlegel                            Switzerland
Hubertus Schleuter                           Germany
Kreg J Schmidt                               United States
Elisabeth S Schmidt                          United States
John H Schmidt                               United States
Stephanie K Schnabel                         United States
Ingrid Schneider                             Germany
Stefan Schneider                             Germany
Stephan Scholtissek                          Germany
Denise M Schrimsher                          United States
Andreas Schroeder                            Germany
Rikard Schroeder                             Sweden
Dirk Schuerbuescher                          Germany
Mark A Schuler                               United States
Andreas Hermann Schuler                      Germany
Joseph M Schultz                             United States
Rolf Schulz                                  Germany
Michael X Schulz                             Germany
Pablo D Schuster                             Argentina
Marc Schuuring                               The Netherlands
Daniel Schwartmann                           Germany
Stephen T Schwarzbach                        United States
Thomas D Schwenger                           United States
Michael Schworer                             Germany
Michael D Scimo                              United States
Anthony J Scolini                            United States
Charlene A Scott                             South Africa
Adriana Scozzafava                           Spain
Douglas G Scrivner                           United States
Chin Siong Seah                              Singapore
Dana H Sedgass                               United States
D Glenn Sedgwick                             Australia
Pierre-Louis Seguin                          France
M Andrew Seikel                              United States
Ryoji Sekido                                 Japan
Angela K Selden                              United States
Robert Elliott Sell                          United States
Douglas W Sellers                            United States
John F Semmer                                United States
Takayasu Senba                               Japan
Joan Sendra Font                             Spain
Ari T Seppala                                Finland
John S Sepple                                United States
Ralph Peter Seraphim                         Germany
Jean-Michel Michel Servant                   France
Jean-Marc E Serve                            France
N James Shachoy                              United States
Steven R Shane                               United States
David P Shatto                               United States
George P Shaw Jr                             United States
Andrew  Clement Shaw                         Australia
Philip B Sheibley                            United States
Grant S Sheldon                              Australia
Vincent K Shepherd                           United States
Leonard Sherman                              United States
Francis X Shields                            United States
Takashi Shimodoi                             Japan
Michael T Shimota                            United States
Hiroshi Shinbo                               Japan
Sean Shine                                   Ireland
Yutaka Shirai                                Japan
Ellyn Jo Shook                               United States
Todd A Sickles                               United States
Julianto Sidarto                             Indonesia
Paolo Sidoti                                 Italy
Glenn A Sieber                               United States
Gary Laurence Siegel                         United States
Carmen Sierra San Miguel                     Spain
Riadh Sifaoui                                Tunisia
James J Sikora                               United States
Kenneth S Silbert                            United States
Markku T Silen                               Finland
Afonso Silva                                 Portugal
Yaarit Annette Silverstone                   South Africa
Stephen Sanders Simmerman                    United States
Andrew J Simmonds                            United Kingdom
Vasco Simoes                                 Brazil
Richard E Simon                              United States
Janet M Simonitsch                           United States
Catherine M Simons                           Canada
Janet A Simons                               United States
Theo Jan Simons                              The Netherlands
Peter Simpson                                United Kingdom
Arthur Sinensky                              United States
Todd W Singleton                             United States
Andrea P Sinner                              United States
Ravi Sirianukul                              Thailand
Michael J Sivo                               United States
Joakim L Sjoeman                             Sweden
Magnus Sjoeqvist                             Sweden
Julian Skan                                  United Kingdom
Thomas M Skiba                               United States
Peter Skodny                                 Slovak Republic
Ole Skov                                     Denmark
Ian Daniel Slattery                          Ireland
Jill B Smart                                 United States
Roland Smertnig                              Austria
Jan-Coen Smit                                The Netherlands
Jeffrey R Smith                              United States
T Baker Smith                                United States
David A Smith                                United States
Richard R Smith                              United States
Iain S Smith                                 United Kingdom
Nigel Smith                                  United Kingdom
P Dean Smith                                 Australia
Philip Smith                                 Ireland
Russell Robert Smyth                         Australia
Robin D Smyth-Osbourne                       United Kingdom
Doug Snedden                                 Australia
John J Snopkowski                            United States
Stephen C Snyder                             United States
Wayne P Sobon                                United States
Larry M Socher                               United States
Julie A Sokol                                United States
John H Soles                                 Canada
Lawrence F Solomon                           United States
Jon David Solomon                            United States
Stuart L Solomon                             United States
George D Son Keng Po                         Philippines
Thomas Sontheimer                            Germany
Sham Soobiah                                 South Africa
Enrique  Monteiro Soto                       Brazil
Claudio Sousa                                Brazil
Christine T Sovereign                        United States
Thomas K Spann                               United States
M Scott Sparks                               United States
Marco Spaziani Testa                         Italy
Mark Gerald Spelman                          United Kingdom
David G Sprows                               United States
Thomas H Spurr                               United States
Paul M Squire                                United Kingdom
David Squire                                 United Kingdom
Timothy John Staley                          Australia
Eric Siegfried Stange                        United States
Craig M Stanley                              United States
Charles E Starr                              United States
Andrew Starrs                                United Kingdom
John T Staton                                United States
Derek A Steelberg                            United States
John M Stefanchik                            United States
Morten B Steiner                             Denmark
Dan P Steinman                               United States
Andrew B Stengel                             United States
Grant R Stephenson                           Australia
Joel A Stern                                 United States
Amy  Nicole Stern                            United States
Marcelo Daniel Sternberg                     Argentina
Ronald Edwin Stewart                         United States
David E Stilerman                            Argentina
Jeffrey A Stocker                            United States
Torbjoern Stockman                           Sweden
Mark P Stoke                                 United Kingdom
Mark P Stoke                                 New Zealand
Glenn A Stolar                               United States
James R Stolarski                            United States
Ken B Stoll                                  United States
Wendy M Stops                                Australia
Gregory L Storm                              United States
Jeffrey H Stout                              United States
Brian G Strange                              Australia
Terri E Strauss                              United States
Willem Strauss                               South Africa
Per Erik Stromso                             Norway
James P Struntz Jr                           United States
Michael B Styve                              United States
Jesus Manuel Sualdea Martin                  Spain
Ken Sugiyama                                 Japan
Robert Suh                                   United States
Adedotun Sulaiman                            Nigeria
George Daniel Sullivan                       United States
Michael P Sullivan                           United States
Andrew J Sullivan                            United States
John A Sundean                               United States
Sheryl K Sunderman                           United States
Gregory J Supron                             United States
Alfredo Pablo Surroca Martin                 Spain
Michael R Sutcliff                           United States
Karin Svensson                               Sweden
Bente Svensson                               Norway
Philip Walter Swallow                        United Kingdom
Michelle R Swanback                          United States
Michael S Sweeney                            United States
Gregg M Sweeney                              United States
Michael John Switek III                      United States
Paul Joseph Sylvester                        United States
Hettie Carl Tabor                            United States
Tomokazu Takeda                              Japan
Yasumasa Takeda                              Japan
Marcello Tamietti                            Italy
Seiichi Tamura                               Japan
Yoichi Tanaka                                Japan
Yuen Ming Tang                               United Kingdom
Robin Tapp                                   United Kingdom
Esther Tarres                                Spain
Kelly F Tate                                 United States
Gregory L Tatum                              United States
Joao Antonio Tavares                         Portugal
Joao Pedro Tavares                           Portugal
Luis Emilio Taveras                          United States
Roxanne Taylor                               United States
Vincent Taylor                               United States
J Guy Taylor                                 United Kingdom
Richard John Taylor                          United Kingdom
Stuart W Taylor                              United Kingdom
Dean J Teglia                                United States
Lay Lim Teo                                  Singapore
Yoshimasa Terada                             Japan
Philippe Terol                               France
Thomas F Terry                               United States
Atilla Terzioglu                             United States
Allan Lord Tetley                            Canada
Nam Yew Thean                                Malaysia
Orapong Thien-Ngern                          Thailand
Marc Thiollier                               France
Gerhard P Thomas                             Germany
Steven Thomas                                United Kingdom
Glenn J Thomas                               United States
J Dil Thomas                                 United Kingdom
David Charles Thomlinson                     United Kingdom
Andrea K Thomson                             United States
Steve J Thomson                              United Kingdom
Andreas Thon                                 Germany
Thomas Holman Thornton III                   United States
Gregory A Thorson                            United States
Carl-Peter Thorwid                           Sweden
Nils Erik Thuden                             Sweden
Annika Thunberg                              Sweden
Raja Thuraisingham                           Malaysia
Douwe Derk Tideman                           The Netherlands
Petra Tielkes                                Germany
Mark A Tillinger                             United States
Matthew A Tillman                            United States
Michael S Tilton                             United States
Kris Peter Timmermans                        Belgium
Elizabeth A Tinkham                          United States
Stacey Titens                                United States
Jerry Robert Titus                           United States
Barbara H Titzrath                           Germany
Henning Todte                                Germany
Ross H Tokmakian                             United States
Takashi Tominaga                             Japan
Tokinao Tonomoto                             Japan
Sean David Toole                             United States
Philip M Toomey                              Ireland
Paul Tournier                                The Netherlands
David  John Townshend                        United Kingdom
Makoto Toyoda                                Japan
Judy B Trafas                                United States
William L Trafton                            United States
Hubert Tresarrieu                            France
Mark C Trout                                 United States
James K Trowhill                             United States
Jack Tsai                                    Taiwan
George K Tsantes III                         United States
Patricia Y Tsien                             United States
Yasuhiko Tsuchida                            Japan
Stefano Tubino                               Italy
Donald E Tucker                              United States
Franco Turconi                               Italy
Martha R Tuthill                             United States
Tomomi Ukaji                                 Japan
Martin Derek Ullyatt                         United Kingdom
Yujiro Urakami                               Japan
Arnold R Urson                               South Africa
Ushio Usami                                  Japan
Fernando Usera                               Spain
Sajid Usman                                  United States
Luc J Uzeel                                  France
Fabio Pietro Vacirca                         Italy
Maurizio Piero Vago                          Italy
Pankaj Vaish                                 India
Francois Valerian                            France
Mark Alan Vallaster                          United States
Risto Valtakari                              Finland
Joost van de Meent                           The Netherlands
Geert van den Goor                           The Netherlands
Maud M van den Meiracker                     The Netherlands
Luc Van der Biest                            Belgium
Edwin Van der Ouderaa                        Belgium
Tom van der Spek                             The Netherlands
Julienne Van Der Ziel                        United States
Thomas F Van Horn Jr                         United States
Michel A M van Rosendaal                     The Netherlands
Alexander Van't Noordende                    The Netherlands
Peter Vanderslice                            United States
Jean M Vandevelde                            France
Jeffrey G VanWie                             United States
Robert Douglas VanWingerden                  United States
Morten Vardal                                Norway
Stephen A Varley                             United Kingdom
C Clark Varner                               United States
Luis Vassal'lo Reina                         Spain
Andrew James Vautier                         United Kingdom
Mireya Velasco                               Spain
Hendrik J Velders                            The Netherlands
Bernd Venohr                                 Germany
Jerome Vercaemer                             France
Pallavi Verma                                United States
Marco Vernocchi                              Italy
Eric R Veron                                 France
Rik M Vervisch                               Belgium
Gregory L Vestri                             United States
Paulo Vilares Vicente                        Portugal
John Vickery                                 United States
Carlos Vidal                                 Spain
Olivier Vidal                                France
Philippe Vidal                               France
Davide Vignotti                              Italy
Philippe Villaume                            France
Jose Carlos Villela                          Brazil
Patrice Vinet                                France
Aziz Virani                                  United States
Georg Hans Virnich                           Germany
Diego Visconti                               Italy
Stan M Vlasimsky                             United States
Bruce D Voelker                              United States
Gil J Vogel                                  United States
L Thomas Vogel                               United States
Curt Volkmann                                United States
Toennies-Hilmar Von Donop                    Germany
Druvaan B von Drehnen                        Australia
Hans Georg von Lewinski                      Germany
Jos I Vranken                                Belgium
Marc A J M I Vrouenraets                     Denmark
Sergio F Vulej                               Argentina
Ouri Wachtel                                 France
Judy Kay Wade                                United States
Keki Wadia                                   United Kingdom
Todd R Wagner                                United States
Cathinka E Wahlstrom                         United States
Jose  Oscar Wais                             Argentina
Salman Wakil                                 Canada
Jamie D Walker                               United States
James Walker                                 United Kingdom
R Brian Walker                               Canada
Patricia H Walker                            United States
John A Wallace                               United Kingdom
John F Walsh                                 United States
Gordon Walters                               United Kingdom
Bo Wang                                      United States
Peter D Warasila                             United States
Carl Ward                                    Australia
Christopher L Ward                           United States
Nicholas J Ward                              United States
Charles  Eric Warden                         United States
Richard Anthony Warner                       United Kingdom
Henrique L Washington                        Brazil
Nobuhiko Watanabe                            Japan
Frederic Watine                              France
Philip  M Watkins                            United Kingdom
Doug F Watson                                United States
William G Way                                United States
Christopher Antony Wearing                   United Kingdom
Barry J Webster                              United States
Monica Weekes                                United States
Ruwan Upendra Weerasekera                    United Kingdom
Olaf Wehrkamp                                Germany
Peter Weigert                                Germany
Joshua A Weingast                            United States
Sean Weir                                    United Kingdom
John T Weisel                                United States
Casey C Wells                                United States
Marshall J Wells II                          United States
Karen Welsch                                 United States
Shari K Wenker                               United States
Hugo Giles Were                              United Kingdom
Stephan Werthschulte                         Germany
Andrew Douglass West                         United Kingdom
Kevin Alistair Westcott                      United States
Adrian Westlake                              United Kingdom
Richard T Wheeler                            United States
James F Whelan                               United States
Arnim E Whisler III                          United States
Scott B White                                United States
Duncan McCulloch White                       United States
Ronald E White                               United States
Simon John Whitehouse                        United Kingdom
David John Whiteing                          Australia
Baerbel Wicha-Krause                         Germany
Steve D Wick                                 United States
Adrian Widmer                                Switzerland
Phillip M A Wiig                             Denmark
Stephen A Wilcox                             United States
Angus Garvin Wildblood                       United Kingdom
Harry Wildeboer                              The Netherlands
Richard John Wildman                         United Kingdom
David Edward Wilkins                         United States
Greg Wilkinson                               United Kingdom
Mark R Willford                              United States
Mark C Williams                              United States
Phil James Williams                          United Kingdom
Andy M Williams                              United Kingdom
Randall L Willis                             United States
Stephen Leslie Willis                        United Kingdom; Australia
David A Wilson                               United States
Gareth David James Wilson                    United Kingdom
Todd S Wilson                                United States
Jon H Wilson                                 United States
Paul R Wilson                                United Kingdom
David C Wilson                               United Kingdom
Andrew Wilson                                Australia
Ole Winberg                                  Denmark
Richard B Winston                            United States
Larry A Winter                               United States
Theresa Wise                                 United Kingdom
Andreas Wisser                               Germany
James Victor Wolak                           United States
C David Wolf                                 United States
Rudiger H Wolf                               United States
Robert E Wollan                              United States
James P Wong                                 Hong Kong
Vincent Wah Kit Wong                         Singapore
Gilbert D Wootton                            United States
Andrew W Worley                              United Kingdom
Rodney N Wright                              United States
Norman Lindsay Wright                        United States
Joseph Paul Wroblewski                       United States
Garret R Wu                                  United States
C Cristian Wulf                              Argentina
Steve Wylie                                  United Kingdom
John A Yacobi                                United States
Michael Joseph Yadgar                        United States
Ahmet Yalcin                                 Germany
Yushi Yanagawa                               Japan
Naoyuki Yazawa                               Japan
Peter H Yen                                  Hong Kong
Soichi Yonezawa                              Japan
Masahiro Yoshida                             Japan
Yasunori Yoshimoto                           Japan
Mark P Younger                               United Kingdom
Idar Ytterdal                                Norway
Carlos Yubero Arruga                         Spain
Arjang Zadeh                                 United Kingdom
Robert R Zahm                                United States
Emile Zakhia                                 France
Alberto Zamora Reinoso                       Spain
Jeffrey C Zaniker                            United States
Ignacio Zapater                              Spain
Stephen Zatland                              United Kingdom
John Kenelm Zealley                          United Kingdom
John A Zerbe                                 United States
Marco Ziegler                                Germany
Allan Ziirsen                                Denmark
Andrew B Zimmerman                           United States
Jerome Douglass Zingg                        United States
Inaki Zubasti Martinez                       Spain
GL Zunker                                    United States
Stephen Ross Zutovsky                        United States
Debbie Masithole Zwane                       South Africa
Miguel D Zweig                               Argentina

STICHTINGS

Stichting Naritaweg I              The Netherlands (place of organization)
Naritaweg 155
1043 BW Amsterdam
The Netherlands

Stichting Naritaweg II             The Netherlands (place of organization)
Naritaweg 155
1043 BW Amsterdam
The Netherlands

(CLASS X COMMON SHARES)

        This Amendment No. 8 amends and supplements the Statement on Schedule 13D, filed on February 14, 2002, as amended and restated by Amendment No. 1 thereto, filed on May 22, 2002, as further amended and restated by Amendment No. 2 thereto, filed on March 5, 2003, as further amended and restated by Amendment No. 3 thereto, filed on July 15, 2003, as further amended and restated by Amendment No. 4 thereto, filed on November 26, 2003, as further amended by Amendment No. 5 thereto, filed on March 29, 2004, as further amended by Amendment No. 6 thereto, filed on June 14, 2004, and as further amended by Amendment No. 7 thereto, filed on October 18, 2004 (as amended, the “Statement”), with respect to the Class A common shares, par value $0.0000225 per share, of Accenture Ltd. This Amendment No. 8 is being filed principally because of the termination of certain provision of that certain Voting Agreement, dated as of April 18, 2001, among the Issuer and the persons signatory thereto, (the “Voting Agreement”).

ITEM 1. SECURITY AND ISSUER

No Amendment.

ITEM 2. IDENTITY AND BACKGROUND

Item 2 of this statement is hereby supplemented and amended so that the first paragraph shall read:

(a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons (“Voting Provision Persons”) who were formerly subject to the voting provisions of a Voting Agreement, dated as of April 18, 2001, among Accenture Ltd and the covered persons party thereto from time to time (as amended from time to time, the “Voting Agreement”). The Class X Common Shares beneficially owned by the Voting Provision Persons which were subject to the voting provisions of the Voting Agreement are hereinafter referred to as “Voting Provision Shares.” This filing is being made on behalf of all of the Voting Provision Persons, and the agreement that this filing may be so made is contained in the Voting Agreement.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

No Amendment.

ITEM 4. PURPOSE OF TRANSACTION.

Item 4 of this Statement is hereby supplemented and amended as follows:

Effective as of November 20, 2004, pursuant to Section 6 of the Voting Agreement, the requisite percentage of signatories thereto terminated the voting provisions of the Voting Agreement.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

Item 5 of this Statement is hereby supplemented and amended so that paragraph (b) shall read:

(b) Rows (7) through (10) of the cover page to this Schedule are hereby incorporated by reference. Each Voting Provision Person hereby disclaims beneficial ownership of shares held by each other Voting Provision Person.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDING OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

Item 6 of this Statement is supplemented and amended as follows:

Effective as of November 20, 2004, pursuant to Section 6 of the Voting Agreement, the requisite percentage of signatories thereto terminated the voting provisions of the Voting Agreement.

ITEM 7 MATERIAL TO BE FILED AS EXHIBITS.

   No amendment.

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 7, 2005

        By: /s/ Douglas G. Scrivner
-------------------------------
        Name: Douglas G. Scrivner
Title: Attorney-in-Fact